UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2007
Gen-Probe Incorporated
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31279	33-0044608
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

	10210 Genetic Center Drive San Diego, CA (Address of Principal Executive Offices)	92121 (Zip Code)

(858) 410-8000
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02(c) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EXHIBITS
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3

Item 1.01 Entry into a Material Definitive Agreement.
     Carl W. Hull agreed to serve as Executive Vice President, Chief Operating Officer, of Gen-Probe Incorporated (the “Company”), starting February 14, 2007 (the “Start Date”), pursuant to an employment offer letter from the Company dated February 7, 2007 and executed by Mr. Hull on February 13, 2007. Mr. Hull will serve on an at-will basis at an annual base salary of $425,000. Mr. Hull is also eligible to participate in the Company’s executive bonus plan for a target bonus of 50% of his base salary.
     The offer letter also provides that Mr. Hull will be granted options to purchase 75,000 shares of the Company’s common stock and receive 10,000 shares of restricted stock. In accordance with Company practice, the options will be granted, and the restricted stock issued, on March 1, 2007, the first day of the month after Mr. Hull’s Start Date. The exercise price of the options will be equal to the fair market value of the Company’s common stock on the date of grant. The options will have a 7-year term, with 25% of the shares vesting after one year, and 1/48th of the shares vesting monthly thereafter until fully vested, so long as Mr. Hull is employed by the Company. The restricted stock will vest over 4 years at the rate of 25% of the shares on each anniversary of the date of grant until fully vested, so long as Mr. Hull is employed by the Company. Mr. Hull’s options and restricted stock will be governed by The 2003 Equity Incentive Plan of the Company.
     Mr. Hull will also receive relocation benefits, including: (i) reimbursement for moving expenses and travel to San Diego from Cupertino, California; (ii) reimbursement for real estate fees and closing costs on the sale of Mr. Hull’s current home of up to $110,000; (iii) $30,000 for temporary housing and transportation costs; and (iv) reimbursement for closing costs on the purchase of a new home up to a maximum of $40,000. The Company has agreed to gross-up the tax liabilities associated with the benefits Mr. Hull receives under clauses (ii) – (iv) above. Mr. Hull will also be eligible to participate in the Company’s benefits programs, 401(k) plan, deferred compensation plan and employee stock purchase plan once he has satisfied any applicable eligibility criteria.
     On February 13, 2007, the Company also entered into its standard form of employment agreement for executive officers with Mr. Hull. Pursuant to the employment agreement, if Mr. Hull is terminated for reasons other than “cause,” or if Mr. Hull terminates his employment for “good reason” (each as defined in the agreement), Mr. Hull will receive severance in the form of continued compensation, at Mr. Hull’s salary rate paid at the time of the termination plus costs of life insurance premiums, if any, for a period of 12 months. If the termination is due to a change in control (as defined in the agreement), Mr. Hull will receive severance in the form of a lump sum payment, payable within 10 days of termination equal to 18 months’ base salary, and an amount equal to two (2) times the greater of Mr. Hull’s targeted level bonus in the year of the termination or Mr. Hull’s highest discretionary bonus in the preceding three years. A termination is considered due to a change in control if the termination occurs within the period six months before or 18 months after a change in control. Mr. Hull is also entitled to receive COBRA benefits for himself and eligible dependents until the earlier of one year following the termination date or the first date that Mr. Hull is covered under another employer’s health benefit program providing substantially the same or better benefits, and outplacement services for six months. The description of the employment agreement set forth herein is qualified in its entirety by reference to the actual terms of the employment agreement, which is attached hereto as Exhibit 99.2.
     On February 14, 2007, the Company and Mr. Hull entered into the Company’s standard form of indemnification agreement for executive officers and directors, the form of which has previously been filed with the SEC on August 14, 2002 as Exhibit 10.42 to the Company’s Amendment No. 2 to Registration Statement on Form 10. The Company and Mr. Hull also entered into the Company’s standard form of employee proprietary information and inventions agreement.
Item 5.02(c). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Carl W. Hull agreed to serve as Executive Vice President, Chief Operating Officer of the Company, starting February 14, 2007. Mr. Hull, 49, previously served as Vice President & General Manager of the SDS/Arrays Business Unit of Applied Biosystems, which develops and sells genomic research systems and reagents, from January 2005 to January 2007. Prior to joining Applied Biosystems, Mr. Hull held a number of positions with Applied Imaging Corp., most recently serving as its Chief Executive Officer from January 2001 to December 2004. Mr. Hull received a B.A. in political science and international relations from The Johns Hopkins University and an M.B.A. from the University of Chicago.
     The offer letter, employment agreement, indemnification agreement and employee proprietary information and inventions agreement between the Company and Mr. Hull are described in Item 1.01 of this Current Report. The Company is not aware of any transaction requiring disclosure under Item 404(a) of Regulation S-K.
     A copy of the press release issued by the Company announcing Mr. Hull’s appointment is attached hereto as Exhibit 99.3.
Item 9.01. Financial Statements and Exhibits.

(d) The following exhibits are filed with this Current Report:

99.1	Employment Offer Letter dated February 7, 2007 between the Company and Carl W. Hull

99.2	Employment Agreement dated February 13, 2007 between the Company and Carl W. Hull

99.3	Press release dated February 13, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2007		GEN-PROBE INCORPORATED
	By:	/s/ R. William Bowen
R. William Bowen
Vice President, General Counsel and Corporate Secretary

EXHIBITS

Exhibit
Number	Description
99.1	Employment Offer Letter dated February 7, 2007 between the Company and Carl W. Hull
99.2	Employment Agreement dated February 13, 2007 between the Company and Carl W. Hull
99.3	Press release dated February 13, 2007.